Option Agreement


Option Agreement, dated as of April 20, 1993 (this "Agreement"), by and between FirsTier Financial, Inc., a corporation organized under the laws of the State of Nebraska ("FIRSTIER") and BANC ONE CORPORATION, a corporation organized under the laws of the State of Ohio ("BANC ONE").

                             W I T N E S S E T H :

    WHEREAS, FIRSTIER and Banc One Beta Corporation, an Ohio corporation and a wholly owned subsidiary of BANC ONE ("BANC ONE BETA"), together with BANC ONE, have executed an Agreement and Plan of Merger dated April 19, 1993 (the "Merger Agreement") providing for the merger of BANC ONE BETA with and into FIRSTIER pursuant to which BANC ONE will acquire FIRSTIER as the surviving corporation;

    WHEREAS, Section 21 of the Merger Agreement provides that FIRSTIER will execute and deliver an Option Agreement, substantially in the form of this Agreement, to BANC ONE prior to April 21, 1993;

    NOW THEREFORE, in consideration of said Merger Agreement and their mutual promises and obligations, the parties hereto adopt and make this Agreement as follows:

1. FIRSTIER hereby grants to BANC ONE an irrevocable option (the "Option") to purchase at the closing trade price of a share of the Common Stock, par value of $5.00 per share, of FIRSTIER ("FIRSTIER Common"), on April 19, 1993, as reported on the National Association of Securities Dealers Automated Quotation System National Market System, per share (the "Per Share Price") in cash up to 2,281,000 authorized but unissued shares of FIRSTIER Common (the "Optioned Shares"). The Option shall expire (such event being referred to herein as the "Option Termination Event") if not exercised as permitted under this Agreement prior to the earlier of (i) at the time the merger of BANC ONE BETA into FIRSTIER becomes effective as set forth and defined in Section 4 of the Merger Agreement (the "Effective Time"), (ii) BANC ONE or FIRSTIER receiving written notice from the Board of Governors of the Federal Reserve System (the "Board") or its staff to the effect that the exercise of the Option pursuant to the terms of this Agreement is not consistent with Section 3 of the Bank Holding Company Act of 1956, as amended, (iii) termination of the Merger Agreement by BANC ONE in accordance with the provisions of Section 26 of the Merger Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event (as hereinafter defined), (iv) the first business day after the three hundred and sixty-fifth calendar day following termination of the Merger Agreement by BANC ONE in accordance with the provisions of Section 26 thereof, if such termination follows the occurrence of an Initial Triggering Event, provided that the Option shall in all events expire not later than 18 months after such Initial Triggering Event, (v) termination of the Merger Agreement by FIRSTIER in accordance with the provisions of
    Section 26 thereof, or (vi) termination of the Merger Agreement by mutual consent of BANC ONE and FIRSTIER. If, in the case of (iv), the Option is otherwise exercisable but cannot be exercised on such day solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the twentieth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

2. Provided that (i) no preliminary or permanent injunction or other order issued by any Federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect and (ii) any such exercise shall otherwise be subject to compliance with applicable law, BANC ONE may exercise the Option in whole or in part at any time or from time to time after the occurrence of both an Initial Triggering Event and a Purchase Event (as defined in Section 4 of this Agreement) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred prior to the occurrence of an Option Termination Event. In the event that BANC ONE wishes to exercise the Option, BANC ONE shall give written notice of such exercise (the date of such notice being herein called the "Notice Date") within 30 days following such Purchase Event to FIRSTIER specifying the number of Optioned Shares it will purchase pursuant to such exercise and a place and date for the closing of such purchase which date shall be within 60 days of the Purchase Event, subject to reasonable extentions in order for BANC ONE to obtain required regulatory approvals.

3. At any closing of the exercise of the Option, (i) BANC ONE will make payment to FIRSTIER of the aggregate price for the Optioned Shares in immediately available funds, in an amount equal to the product of the Per Share Price multiplied by the number of Optioned Shares being purchased at such closing and (ii) FIRSTIER will deliver to BANC ONE a duly executed certificate or certificates representing the number of Optioned Shares so purchased, registered in the name of BANC ONE or its nominee in the denominations designated by BANC ONE in its notice of exercise. If counsel for FIRSTIER and BANC ONE agree that such shares are "restricted shares" under federal and/or state securities laws, certificates for such shares shall bear a legend to that effect.

4. For purposes of this Agreement, an "Initial Triggering Event" shall have occurred at such time as one of the following events shall have occurred and BANC ONE shall have determined in good faith (and shall have notified FIRSTIER in writing of such determination) that there is a reasonable likelihood that, as a result of the occurrence of any of the following events, consummation of the Merger pursuant to the term of this Merger Agreement is jeopardized: (i) any person as defined in Sections 3(a)(9) or 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have commenced a bona fide offer to purchase shares of FIRSTIER Common such that, upon consummation of said offer, such person would own or control 10% or more of the outstanding shares of FIRSTIER Common, or shall have entered into an agreement with FIRSTIER, or shall have filed an application or notice with the Board or any other federal or state regulatory agency for clearance or approval, to (A) merge or consolidate or enter into any similar transaction, with FIRSTIER, (B) purchase, lease or otherwise acquire all or substantially all of the assets of FIRSTIER or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of FIRSTIER; (ii) any person (other than BANC ONE, BANC ONE BETA, any BANC ONE subsidiary or affiliate, any subsidiary of FIRSTIER ("FIRSTIER Subsidiary") in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of FIRSTIER Common (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act); (iii) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have made a bona fide proposal to FIRSTIER after the date of the Merger Agreement by public announcement or written communication that is the subject of public disclosure or regulatory report or filing to (A) acquire FIRSTIER by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described in clause
    (i), above; (iv) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the 1934 Act in opposition to approval of the Merger Agreement by FIRSTIER's shareholders; (v) or FIRSTIER shall have willfully breached any provision of the Merger Agreement, which breach would entitle BANC ONE to terminate the Merger Agreement and such breach shall not have been cured pursuant to the terms of the Merger Agreement. For purposes of this Agreement, a "Purchase Event" shall have occurred at such time as (i) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) acquires beneficial ownership of 50% or more of the then-outstanding shares of FIRSTIER Common, or (ii) FIRSTIER enters into an agreement with another person (other than BANC ONE or any BANC ONE subsidiary) pursuant to which such person is entitled to acquire 50% or more of the then-outstanding shares of FIRSTIER Common.

5. If between the date of the Merger Agreement and the Effective Time, the shares of FIRSTIER Common shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of Optioned Shares and the Per Share Price shall be adjusted appropriately so as to restore BANC ONE to its rights hereunder, including, without limitation, its right to purchase shares representing ownership of 19.9% of the voting power of the capital stock of FIRSTIER (in addition to shares of FIRSTIER Common acquired other than pursuant to any exercise of the Option) at an adjusted per share purchase price equal to the Per Share Price multiplied by a fraction, the numerator of which shall be equal to the number of shares of FIRSTIER Common purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of FIRSTIER Common purchasable after the adjustment; provided, however, that nothing in this Option shall be construed as permitting FIRSTIER to take any action or enter into any transaction prohibited by this Agreement.

6. FIRSTIER shall, if requested by BANC ONE, as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933, as amended, if necessary in order to permit the sale or other disposition of the shares of FIRSTIER Common that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by BANC ONE. BANC ONE shall provide all information reasonably requested by FIRSTIER for inclusion in any registration statement to be filed hereunder. FIRSTIER will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of two hundred and seventy calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 6 shall be at FIRSTIER's expense except for all agency fees and commissions and underwriting discounts and commissions attributable to the sale of such securities, which amounts shall be borne by BANC ONE. In no event shall FIRSTIER be required to effect more than one registration hereunder regardless of the number of assignees. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required if FIRSTIER determines that any such filing or the offering of any such shares of FIRSTIER Common would (i) impede, delay or otherwise interfere with any financing, offer or sale of FIRSTIER Common or any other securities of FIRSTIER, or (ii) require disclosure of material information which, if disclosed at that time, would be materially harmful to the interests of FIRSTIER and its shareholders. If requested by BANC ONE in connection with any such registration, FIRSTIER will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from BANC ONE or an assignee thereof under this Section 6, FIRSTIER agrees to send a copy thereof to BANC ONE and to any assignee thereof known to FIRSTIER, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

7. Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail or by hand-delivery in the same manner as herein provided.

    (a) If to BANC ONE, to:

        BANC ONE CORPORATION
        Attention of:   Chief Executive Officer
        100 East Broad Street
        Columbus, Ohio  43271

        With a copy to:

        BANC ONE CORPORATION
        Attention of:   Roman J. Gerber
                        General Counsel
        100 East Broad Street
        Columbus, Ohio  43271

    (b) If to FIRSTIER, to:

        FirsTier Financial Inc.
        Attention of:   David A. Rismiller
        1700 Farnam Street
        Omaha, Nebraska  68103-0443

        With a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York  10004
        Attention of:  H. Rodgin Cohen


IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

                                           BANC ONE CORPORATION
ATTEST:

CHARLES F. ANDREWS                         By: ROMAN J. GERBER
Charles F. Andrews                             Roman J. Gerber
Assistant Secretary                            Executive Vice President



                                           FIRSTIER FINANCIAL, INC.
ATTEST:


THOMAS B. FISCHER                          By: DAVID A. RISMILLER
Thomas B. Fischer                              David A. Rismiller
Secretary                                      Chairman